Exhibit 10.8

SUBORDINATED 5% CONVERTIBLE NOTE

CARDICA, INC.

5% Convertible Note, due June 17, 2008

No. CSN-1	Menlo Park, CA
$3,000,000	June 17, 2003

Cardica, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to Century Medical, Inc., a Japanese corporation (“Century”), or its registered assigns (Century or its assigns being the “Registered Holder”), the principal sum of THREE MILLION DOLLARS (US$3,000,000) on June 17, 2008 (the “Maturity”), and to pay interest (computed on the basis of the actual number of days elapsed and a year of 365 days) (i) on the unpaid principal balance thereof from the date of this Note at the rate of five percent (5%) per annum from the date hereof, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (each, an “Interest Payment Date”) (commencing July 31, 2003) until such unpaid principal balance shall become due and payable (whether at Maturity, or by declaration, acceleration or otherwise) and (ii) to the extent permitted by applicable law on each overdue payment of principal or any overdue payment of interest, at a rate per annum equal to twelve percent (12.0%) (computed on the basis of the actual number of days elapsed and a year of 365 days) payable quarterly as aforesaid.

The interest and principal payments payable with respect to this Note, on any Interest Payment Date, at Maturity or by declaration, acceleration or otherwise, pursuant to the Note Agreement (as defined herein), shall be paid to Century in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such interest and principal payments shall be made to Century in accordance with the provisions of the Note Agreement.

This 5% Convertible Note is the Note due June 17, 2008 of the Company issued in an aggregate principal amount of Three Million Dollars ($3,000,000) pursuant to the Subordinated Convertible Note Agreement, dated June 16, 2003, by and between the Company and Century (the “Note Agreement”). The Registered Holder of this Note is entitled to the benefits of the Note Agreement, and may enforce the Note Agreement and exercise the remedies provided for thereby or otherwise available in respect thereof.

This Note may be transferred or assigned by Century or Registered Holder as provided in the Note Agreement, provided that the right to receive principal and/or interest payments on this Note may be assigned or transferred only in one of the following methods: (1) by surrender of this Note to the Company and (a) reissuance by the Company of this Note to the new Registered Holder or (b) issuance by the Company of a new note to the new Registered Holder; or (2) by notification to the Company of the transfer and a change by the Company in the Company’s books identifying the new owner of an interest in principal or interest on this Note. The Company shall at all times maintain a book entry system, which shall reflect ownership of this Note, and interests therein. In the event the first method of transfer is used, the Company shall

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also change its records to reflect such transfer or reissuance. The method of transfer, as detailed above, will be determined by mutual agreement of Century and Registered Holder.

In the case of an Event of Default (as defined in the Note Agreement), the principal of this Note in certain circumstances may be declared or otherwise become due and payable in the manner and with the effect provided in the Note Agreement, without presentment, demand, protest or any other notice of any kind, of which are hereby expressly waived.

This Note is subject to conversion into Common Stock pursuant to the terms and conditions of the Note Agreement and conversion shall be evidenced by a Notice of Conversion as attached hereto.

The Indebtedness evidenced by this Note is, to the extent provided in the Note Agreement, subordinate and subject in right of payment to the Senior Indebtedness (as defined in the Note Agreement), and this Note is issued subject to the provisions of the Note Agreement with respect thereto. Each Registered Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions.

No reference herein to the Note Agreement and no provision of this Note or of the Note Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Note Agreement.

All terms used in this Note, which are defined in the Note Agreement, shall have the meanings assigned to them in the Note Agreement.

This Note has been delivered to Century in Menlo Park, California, and the Note and the Note Agreement are governed by and shall be construed and enforced in accordance with and the rights of the parties shall be governed by the law of the State of California excluding choice-of-law principles.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: June 17, 2003

CARDICA, INC. By: /s/ Bernard Hausen Its: CEO
Attest: By: /s/ Robert Newell Its: CFO

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NOTICE OF CONVERSION TO 5% CONVERTIBLE NOTE

Registered Holder, as defined in the certain Subordinated Convertible Note Agreement, dated June 16, 2003 (the “Note Agreement”) hereby irrevocably exercises the option to convert this 5% Convertible Note, or that portion hereof below designated, into shares of Common Stock in accordance with the terms of the Note Agreement, and represents that the shares issuable and deliverable upon such conversion, together with written confirmation of transmittal of a wire transfer to Registered Holder in payment for any fractional shares and in payment of accrued but unpaid interest on the Note or portion of the Note to he converted, and any 5% Convertible Note representing any unconverted principal amount hereof, will be issued and delivered to the current Registered Holder of the 5% Convertible Note.

Principal amount to be converted (if less than all): $

REGISTERED HOLDER Name: By: Its:

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